AMENDED AND RESTATED BYLAWS OF

MYSTIC HOLDINGS, INC.

A Nevada Corporation

ARTICLE I OFFICES

SECTION 1. REGISTERED OFFICE. The initial Registered Agent shall be Michael V. Cristalli. 410 S. Rampart Blvd., Suite 420, Las Vegas, Nevada, 89145 to be replaced by such other person or entity as designated by the Board of Directors from time to time. The Corporation may also maintain an office or offices at such other place or places, either within or without the State of Nevada as may be determined, from time to time, by the Board of Directors.

ARTICLE II SHAREHOLDERS

SECTION 1. PLACE OF MEETING. Meetings of shareholders shall be held either at the Principal Executive Office of the corporation or at any other location within or without the State of Nevada which may be designated by the President or Board of Directors.

SECTION 2. ANNUAL MEETINGS. The annual meeting of shareholders shall be held on such day and at such time as may be fixed by the Board; provided, however, that should said day fall upon a Saturday, Sunday or legal holiday observed by the Corporation at its principal executive office, then any such meeting of shareholders shall be held at the same time and place on the next day thereafter ensuring which is a full business day. At such meetings, in the event a director’s term has expired or there otherwise exists a director vacancy, directors shall be elected pursuant to cumulative voting rights set forth herein.

SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called for any purpose or purposes permitted under Chapter 78 of Nevada Revised Statutes at any time by the entire board of directors, any two directors, the president and/or or by the shareholders holding not less than twenty five percent (25%) of the issued and outstanding common stock of the Company as of the time of making the written demand/request for such meeting. Upon request in writing to the President, the Chairman of the Board or the Secretary, by any person or persons entitled to call a special meeting of shareholders, the Secretary shall cause notice to be given to the shareholders entitled to vote, that a special meeting will be held not less than thirty-five (35) nor more than sixty (60) days after the date of the notice.

SECTION 4. NOTICE OF ANNUAL OR SPECIAL MEETING. Written notice of each annual meeting signed by the President or Secretary shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, the date, and hour of the meeting and (i) in the case of a special meeting the general nature of the business to be transacted, or (ii) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders, but, any proper matter may be presented at the meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of the nominees intended, at the time of the notice, to be presented by management for election.

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Notice of a shareholders’ meeting shall be given either personally or by mail or, addressed to the shareholders at the address of such shareholder appearing on the books of the corporation or if no such address appears or is given, by publication at least once in a newspaper of general circulation in Clark County, Nevada. An affidavit of mailing of any notice, executed by the Secretary, shall be prima facie evidence of the giving of the notice.

SECTION 5. QUORUM. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the majority of shareholders represented and voting at the meeting on any matter shall be the act of the shareholders. Notwithstanding the foregoing, (1) the sale, transfer and other disposition of substantially all of the corporation’s properties and (2) a merger or consolidation of the corporation shall require the approval by an affirmative vote of not less than seventy-five percent (75%) of the corporation’s issued and outstanding shares.

SECTION 6. ADJOURNED MEETING AND NOTICE THEREOF. Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time. In the absence of a quorum (except as provided in Section 5 of this Article), no other business may be transacted at such meeting.

It shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by announcement at the meeting at which such adjournment is taken; provided, however when a shareholders meeting is adjourned for more than ten (10) days or, if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting.

SECTION 7. VOTING. The shareholders entitled to notice of any meeting or to vote at such meeting shall be only persons in whose name shares stand on the stock records of the corporation on the record date determined in accordance with Section 8 of this Article.

SECTION 8. RECORD DATE. The directors may prescribe a period not exceeding 60 days before any meeting of the stockholders during which no transfer of stock on the books of the corporation may be made, or may fix, in advance, a record date not more than 60 or less than 10 days before the date of any such meeting as the date as of which stockholders entitled to notice of and to vote at such meetings must be determined. Only stockholders of record on that day are entitled to notice or to vote at such a meeting.

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If a record date is not fixed, the record date is at the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to an adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting. The board of directors must fix a new record date if the meeting is adjourned to a date more than sixty (60) days later than the date set for the original meeting.

SECTION 9. CONSENT OF ABSENTEES. The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had a meeting duly held, after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

SECTION 10. ACTION WITHOUT MEETING. Any action which, under any provision of law, may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Unless a record date for voting purposes be fixed as provided in Section 8 of this Article, the record date for determining shareholders entitled to give consent pursuant to this Section 10, when no prior action by the Board has been taken, shall be the day on which the first written consent is given.

SECTION 11. PROXIES. Every person entitled to vote shares has the right to do so either in person or by one or more persons authorized by a written proxy executed by such shareholder and filed with the Secretary.

SECTION 12. CONDUCT OF MEETING. The President shall preside as Chairman at all meetings of the shareholders, unless another Chairman is selected. The Chairman shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical formal or parliamentary rules or principles of procedure. The Chairman’s ruling on procedural matters shall be conclusive and binding on all shareholders, unless at the time of ruling a request for a vote is made by a shareholder entitled to vote and represented in person or by proxy at the meeting, in which case the decision of a majority of such shares shall be conclusive and binding on all shareholders. Without limiting the generality of the foregoing, the Chairman shall have all the powers usually vesting the chairman of a meeting of shareholders.

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ARTICLE III DIRECTORS

SECTION 1. POWERS. Subject to limitation of the Nevada Revised Statutes, the Articles of Incorporation, of these bylaws, and of actions required to be approved by the shareholders, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. The Board may, as permitted by law, delegate the management of the day-to-day operation of the business of the corporation to a management company or other persons or officers of the corporation provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board. Without prejudice to such general powers, it is hereby expressly declared that the Board shall have the following powers:

(a)	To select and remove all of the officers, agents and employees of the corporation, prescribe the powers and duties for them as may not be inconsistent with law, or with the Articles of Incorporation or by these bylaws, fix their compensation, and require from them, if necessary, security for faithful service.

(b)	To conduct, manage, and control the affairs and business of the corporation and to make such rules and regulations therefore not inconsistent with law, with the Articles of Incorporation or these bylaws, as they may deem best.

(c)	To adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock and to alter the form of such seal and such of certificates from time to time in their judgment they deem best.

(d)	To authorize the issuance of shares of stock of the corporation from time to time, upon such terms and for such consideration as may be lawful.

(e)	To borrow money and incur indebtedness for the purposes of the corporation, and to cause to be executed and delivered therefore, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecation or other evidence of debt and securities there for.

(f)	To terminate contracted service providers with or without cause.

SECTION 2. NUMBER OF DIRECTORS. The number of directors shall be one or more, as fixed from time to time by resolutions of the board of directors; provided, however, that the number of directors shall not be reduced so as to shorten the tenure of any director’s time in office.

SECTION 3. ELECTION, TERM OF OFFICE AND CUMULATIVE VOTING. The directors shall be elected at the annual meeting of shareholders or by written consent of shareholders in lieu of meeting. But, if a director’s term has expired and if any such annual meeting is not held or the directors are not elected thereat, the director may be elected at any special meeting of shareholders held for that purpose. Each director shall hold office for a term of three (3) years and until a successor has been elected and qualified. At all elections of directors, each holder of stock possessing voting power is entitled to as many votes as equal the number of his or her shares of stock multiplied by the number of directors to be elected, and the holder of stock may cast all of his or her votes for a single director or may distribute them among the number to be voted for or any two or more of them, as the holder of stock may see fit. Those individuals receiving the most votes for the number of director positions available shall be considered duly elected (i.e. in the event three director positions are standing for election, the top three vote recipients shall be elected).

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SECTION 4. CHAIRMAN OF THE BOARD. At the first regular meeting of the Board following an election of directors, the first order of business will be to select, from its members, a Chairman of the Board whose duties will be to preside over all board meetings until the next annual meeting and until a successor has been chosen.

SECTION 5. VACANCIES. . Any vacancy occurring on the board of directors and any directorship to be filled by reason of an increase in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Such newly elected director shall hold such office until the next annual meeting and until his successor is elected and qualified or until his earlier resignation and removal.

SECTION 6. REMOVAL OF DIRECTORS. Except as otherwise provided in Chapter 78.335 of the Nevada Revised Statutes, any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.

SECTION 7. PLACE OF MEETING. Any meeting of the Board shall be held at any place within or without the State of Nevada which has been designated from time to time by the Board. In the absence of such designation, meeting shall be held at the principal executive office of the corporation.

SECTION 8. REGULAR MEETINGS. Immediately following each annual meeting of shareholders, the Board shall hold a regular meeting for the purpose of organization, selection of a Chairman of the Board, election of officers, and the transaction of other business. Call and notice of such regular meeting is hereby dispensed with.

SECTION 9. SPECIAL MEETINGS. Special meetings of the Board for any purpose may be called at any time by the Chairman of the Board, the President, or the Secretary or by any two directors.

Special meetings of the Board shall be held upon at least four (4) days written notice or fortyeight (48) hours’ notice given personally or by telephone, telegraph, telex or other similar means of communication. Any such notice shall be addressed or delivered to each director at such director’s address as it is shown upon the records of the Corporation or as may have been given to the Corporation or as may have been given to the Corporation by the director for the purposes of notice.

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SECTION 10. QUORUM, ACTIONS OF THE BOARD AND TIE-BREAKER. A majority of the authorized number of directors then in office constitutes a quorum of the Board for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a different number is required by law or by the Articles of Incorporation. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the number of directors required as noted above to constitute a quorum for such meeting. In the event of a tie vote on any matter under consideration of the Board, the Chairman of the Board shall be entitled to cast one additional vote to break such tie.

SECTION 11. PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.

SECTION 12. WAIVER OF NOTICE. The transactions of any meeting of the Board, however called and noticed and wherever held, are as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made part of the minutes of the meeting.

SECTION 13. ADJOURNMENT. A majority of the directors present, whether or not a quorum is present, may adjourn any directors’ meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned. If the meeting is adjourned for more than forty-eight (48) hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.

SECTION 14. FEES AND COMPENSATION. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board.

SECTION 15. ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board may be taken without a meeting if, before or after the action, all members of the Board, except as otherwise specified in NRS 78.315, shall individually or collectively consent in writing to such action. Such consent or consents shall have the same effect as a unanimous vote of the Board and shall be filed with the minutes of the proceedings of the Board.

SECTION 16. COMMITTEES. The board of directors may designate one or more committees which, to the extent provided in the resolution or resolutions designating the committee, have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation. Each committee must include at least one director. The board of directors may appoint natural persons who are not directors to serve on committees. The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. Unless the Board or such committee shall otherwise provide, the regular or special meetings and other actions of any such committee shall be governed by the provisions of this Article applicable to meetings and actions of the Board. Minutes shall be kept of each meeting of each committee.

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ARTICLE IV OFFICERS

SECTION 1. OFFICERS. The corporation shall have such officers, with titles and duties as the board of directors may determine by resolution, which must include a president, a secretary and a treasurer.

SECTION 2. ELECTION. The officers of the corporation, except such officers as may be elected or appointed in accordance with the provisions of Section 3 or Section 5 of this Article, shall be chosen annually by, and shall serve at the pleasure of, the Board, and shall hold their respective offices until their resignation, removal or other disqualification from service, or until their respective successors shall be elected.

SECTION 3. SUBORDINATE OFFICERS. The Board may elect, and may empower the

President to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or the President may from time to time direct.

SECTION 4. REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Board of Directors at any time, or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein.

SECTION 5. VACANCIES. A vacancy of any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed by these bylaws for the regular election or appointment to such office.

SECTION 6. PRESIDENT. The President shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, at all meetings of the Board. The President has the general powers and duties of oversight over the company and such other powers and duties as may be prescribed by the Board. More specifically, The President shall be the Company’s primary public relations officer and spokesperson. The President shall fill the position of CEO in the event the position of CEO is vacant for any period of time.

SECTION 7: CHIEF EXECUTIVE OFFICER (“CEO”). The CEO shall be the chief executive officer of the Company and has the general powers and duties of direct oversight over all other officers and/or management level employees, including but not limited to, the Chief Operating Officer (“COO”). The CEO shall fill the position of COO in the event the position of COO is vacant for any period of time. The CEO Reports Directly to the Board.

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SECTION 8: CHIEF OPERATING OFFICER (“COO”). The COO shall manage the actual day to day business operations of the Company in the capacity similar to that of a general manager of a business. The COO reports to the CEO and shall implement such policies and procedures as directed by the CEO and/or the Board.

SECTION 9. VICE PRESIDENTS. In the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board or, if not ranked, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the President or the Board.

SECTION 10. SECRETARY. The Secretary shall keep or cause to be kept, at the Principal Executive Office, and such other place as the Board may order, a record book of all meetings of shareholders, the Board, and its committees, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Board and committee meetings, the number of shares present or represented at shareholders meetings, and proceedings thereof. The Secretary shall keep, or cause to be kept, a copy of the bylaws of the corporation at the Principal Executive Office of the Corporation.

The Secretary shall keep, or cause to be kept, at the Principal Executive Office, a share register, or a duplicate share register, showing the names of shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board and any committees thereof required by these bylaws or by law to be given, shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as my be prescribed by the Board.

SECTION 11. ASSISTANT SECRETARIES. In the absence or disability of the Secretary, the Assistant Secretary, in order of their rank as fixed by the Board or, if not ranked, the Assistant Secretary designated by the Board, shall perform all the duties of the Secretary, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretary shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the President or the Board.

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SECTION 12. TREASURER AND CHIEF FINANCIAL OFFICER (“CFO”). The Treasurer is the Chief Financial Officer of the corporation and shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and financial transactions of the corporation, and shall send or cause to be sent to the shareholders of the corporation such financial statements and reports as are by law or these bylaws required to be sent to them.

The Treasurer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board, shall render to the President and directors, whenever they request it, an account of all transactions as Treasurer and of the financial conditions of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board.

SECTION 13. AGENTS. The President or CEO may appoint agents with power and authority, as defined or limited in their appointment, for and on behalf of the corporation to execute and deliver, and affix the seal of the corporation thereto, to bonds, undertakings, recognizance, consents of surety or other written obligations in the nature thereof and said President may remove such agent and revoke the power and authority given to him.

SECTION 14. RESTRICTIONS ON OFFICERS’ POWER FOR CERTAIN TRANSACTIONS. Notwithstanding anything herein to the contrary, no director, officer, employee or agent of the corporation except the President and/or CEO shall have the power or authority to enter into any transaction, contract or other obligation committing the corporation to any obligation whatsoever. As to the President and CEO, they shall not have the power or authority to enter into any transaction, contract or other obligation committing the corporation to any obligation in excess of TWO MILLION DOLLARS ($$2,000,000.00) without obtaining prior authorization of the Board. This limitation includes but is not limited to any employment contract where the cumulative salary or other remuneration exceeds $2,000,000.00 during its natural term.

ARTICLE V OTHER PROVISIONS

SECTION 1. DIVIDENDS. The Board may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by law, subject to any contractual restrictions on which the corporation is then subject.

SECTION 2. INSPECTION OF RECORDS. The corporation shall keep at its Registered Office and its Principal Executive Office 1) the original or a copy of these bylaws as amended to date certified by an officer, 2) copy of articles of incorporation with all amendments certified by the Secretary of State and 3) stock ledger or duplicate, revised annually, all of which shall be open to inspection to shareholders at all reasonable times during office hours. If the corporation has no principal business office in Nevada, it shall, upon the written request of any shareholder, furnish to such shareholder a copy of the aforementioned documents as amended and revised to date.

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SECTION 3. REPRESENTATION OF SHARES OF OTHER CORPORATIONS. The President or any other officer or officers authorized by the Board or the President are each authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations or other business entities standing in the name of the Corporation. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by said officer.

ARTICLE VI LIABILITY OF DIRECTORS AND OFFICERS

SECTION 1. ELIMINATION OF LIABILITY. A director or officer of the corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except only (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of NRS 78.288, except for a director who dissents to the payment as provided in NRS 78.300, but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law, as it may be allowed from time to time.

SECTION 2. MANDATORY INDEMNIFICATION. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

SECTION 3. MANDATORY PAYMENT OF EXPENSES. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

SECTION 4. EFFECT OF AMENDMENT OR REPEAL. Except as provided in the Articles of Incorporation or by Nevada law, this corporation reserves the right to amend or repeal any provision contained in these Bylaws. However, any amendment to or repeal of any of the provisions in this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

SECTION 5. INSURANCE. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an officer, director, employee or agent of the Corporation against any liability asserted against or incurred by the officer, director, employee or agent in such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify the officer, or director, employee or agent against such liability under the provisions of this Article.

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ARTICLE VII AMENDMENTS

These bylaws may be altered, amended or repealed either by approval of sixty percent (60%) of the outstanding shares entitled to vote or by the approval of the Board. Unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. However, the right of any shareholder to inspect the corporation’s records as provided in Article V Section 2, or otherwise permitted under applicable law, shall not be limited or abridged by an amendment.

ARTICLE VIII CONFLICTS WITH GENERAL CORPORATION LAW

In the event and to the extent of any conflict between the provisions of these bylaws and any mandatory requirements of the General Corporation Law of Nevada, as it may be amended from time to time, the latter shall govern and all other provisions of the bylaws not in conflict thereof shall continue in full force and effect.

ARTICLE IX PREEMPTIVE RIGHTS

The common shares issued and outstanding in the Company shall not have any preemptive rights.

ARTICLE X GOVERNMENTAL REGULATION

All Shareholders acknowledge that the business of medical marijuana production and cultivation is highly regulated by the State of Nevada and various city or county offices (“Nevada Government Authorities”). “Nevada Government Authority” shall mean those state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating medical marijuana activities within the State of Nevada.

Qualcan, LLC, its parent company (i.e. the corporation), owners, subsidiaries and affiliates, are businesses that are or may be subject to and exist because of privileged licenses issued by the Nevada Government Authorities. Any and all Shareholders shall obtain any license, qualification, finding of suitability, clearance or the like which shall be requested or required of any of them by any Nevada Government Authority.

If Shareholders fail to satisfy such requirement in a reasonable time frame or if the corporation, Qualcan, LLC, or any subsidiary or affiliate of Qualcan is directed to cease doing business with any Shareholder, by the Nevada Government Authorities, or if the Nevada Government Authorities shall determine in good faith, in the Nevada Government Authorities’ reasonable judgment, that any Shareholder (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) is in non-compliance with the regulatory compliance programs of Qualcan and its parent and affiliates, (c) was or is involved in any relationship, either of which could or does jeopardize the corporation’s or Qualcan’ s business or licenses, or those of a parent company, subsidiary or affiliate, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, and Shareholder does not resolve said issues to the satisfaction of any such Nevada Government Authority on or before any deadline set by such Nevada Government Authority, then following such notice or deadline Shareholder shall be removed and reasonable compensation (less any legal expenses, associated fines or fees) shall be given to Shareholder in relationship to that Shareholders ownership percentage.

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Notwithstanding anything herein to the contrary, the terms and conditions of “reasonable compensation” must account for the corporation’s financial condition and cash resources available at the time. No compensation shall be viewed as “reasonable compensation” if, under the financial condition facing the corporation, payment thereof would interfere with or otherwise jeopardize the ability of the corporation to continue to operate as a going concern.

ARTICLE XI RESTRICTIONS ON TRANSFERABILITY, APPROVAL OF TRANSFEREE

The shares of common stock issued by the corporation are not freely transferable. Due to the level of governmental regulation of Qualcan, LLC’s business, no shareholder may sell, assign, transfer or otherwise convey any shares of stock in the corporation without the prior consent of the Board. Whether to accept or reject a proposed transfer is subject to the discretion of the Board which discretion shall be exercised with reference to a proposed transferee’s fitness and suitability and no transfer shall be approved without an affirmative finding that the issuance of shares to the proposed transferee will not jeopardize the corporation’s or Qualcan’ s business or licenses.

Notwithstanding the above and foregoing, the following transfers shall be considered “Permitted Transfers” which are not subject to a right of first refusal in favor of non- transferring shareholders: (1) if the transferring shareholder is a natural person, a transfer (a) to a trust established for the benefit of the shareholder’s spouse, lineal descendants (in each case, natural or adopted), siblings and/or parents (collectively a “Family Permitted Transferee”) or (b) to any corporation, limited liability company, partnership or other investment vehicle in which at least sixty six percent (66%) of the direct and beneficial owners of all of the equity interest thereof consists of the transferring shareholder and/or a Family Permitted Transferee or (c) any executor, administrator, conservator, or personal representative of the shareholder and/or a Family Permitted Transferee; (2) if the transferring shareholder is a legally recognized entity, a transfer (a) to any affiliate of the transferring shareholder or (b) to the constituent members, shareholders, partners, etc. of the transferring entity by way of dividend or other lawful distribution; and/or (3) a transfer from the transferring shareholder to another shareholder of the CompanyARTICLE XII: DISSENTER RIGHTS.

Pursuant to NRS 78.3793, to the fullest extent permitted under Nevada law, the Company repudiates and eliminates any and all dissenter’s tights” otherwise attributable to common shares of stock owned in the Company, including but not limited to those set forth in NRS 92A.300 to 92A.500, inclusive.

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ATTESTATION

As the Secretary of the Company, I hereby certify that the above and foregoing Amended and Restated Bylaws of the Company were duly approved by Unanimous Written Consent of the Directors on ____________________ and by Unanimous Written Consent of the Shareholders on ______________________ .

DATED this ______ day of September, 2019.

_____________________________

SECRETARY

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